                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER



     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), to be effective as of October __, 1996, is executed by Homegate Hospitality, Inc., a Delaware corporation ("Homegate"), and Extended Stay Limited Partnership, a Delaware limited partnership ("ESLP").

                                   RECITALS:

     A. The partners of ESLP and the Board of Directors of Homegate deem it advisable for ESLP to merge with and into Homegate as authorized by Section 263 of the Delaware General Corporation Law (the "DGCL") and on the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                   The Merger
                                   ----------

     1.1  Merger.  Subject to Section 1.2 hereof, at the Effective Time (as
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defined in Section 1.3), ESLP shall be merged with and into Homegate, the separate existence of ESLP shall cease and Homegate, as the surviving entity in the merger (the "Surviving Entity"), shall continue to exist by virtue of and shall be governed by the laws of the State of Delaware.

     1.2  Condition Precedent.  The merger of ESLP with and into Homegate is
          -------------------
hereby made expressly contingent upon the execution of a definitive Underwriting Agreement by and between Homegate and Bear Stearns & Co. Inc. and Montgomery Securities, as representatives of the several underwriters, with respect to a firm commitment underwriting of an initial public offering (the "Offering") of 4,325,000 shares of Common Stock, $.01 par value, of Homegate pursuant to that certain Registration Statement on Form S-1, filed by Homegate with the Securities and Exchange Commission on August 30, 1996 (File No. 333-11113).

     1.3  Effective Time of Merger.  Immediately prior to, or substantially
          ------------------------
simultaneously with, the completion of the Offering, Homegate and ESLP shall file a Certificate of Merger setting forth the information required by, and otherwise in compliance with, the DGCL with the Secretary of State of the State of Delaware. The merger of ESLP with and into Homegate (the "Merger") shall become effective upon the issuance of a certificate of merger by the Secretary of State (the time of such effectiveness is herein called the "Effective Time").
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     1.4  Effects of Merger.   At the Effective Time, Homegate without further
          -----------------
action, as provided by the laws of the State of Delaware, shall succeed to and possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of ESLP; and all property, real, personal and mixed, and all debts due on whatsoever account, including subscriptions to shares, and all other causes in action, and all and every other interest, of or belonging to or due to ESLP, shall be deemed to be vested in Homegate without further act or deed; and the title to any real estate, or any interest therein, vested in Homegate or ESLP shall not revert or be in any way impaired by reason of the Merger. Such transfer to and vesting in Homegate shall be deemed to occur by operation of law and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger or consolidation by law or express provision in any contract, agreement, decree, order or other instrument to which Homegate or ESLP is a party or by which it is bound. Homegate shall thenceforth be responsible and liable for all debts, liabilities and duties of ESLP, which may be enforced against Homegate to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Neither the rights of creditors nor any liens upon the property of Homegate or ESLP shall be impaired by the Merger.

     1.5  Articles of Incorporation.  The Certificate of Incorporation of
          -------------------------
Homegate as in effect at the Effective Time shall be and remain the Certificate of Incorporation of the Surviving Entity, until the same shall be amended as provided by law. No changes are to be effected to the Certificate of Incorporation of the Surviving Entity as a result of the Merger.

     1.6  Bylaws.  The Bylaws of Homegate as in effect at the Effective Time
          ------
shall be and remain the Bylaws of the Surviving Entity, until the same shall thereafter be amended or repealed in accordance with law, the Surviving Entity's Articles of Incorporation or such Bylaws.

     1.7  Officers.  The officers of Homegate who are serving as such at the
          --------
Effective Time shall be the officers of the Surviving Entity from and after the Effective Time, each such individual to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with law, the Surviving Entity's Articles of Incorporation and its bylaws.

     1.8  Directors.  The directors of Homegate who are serving as such
          ---------
immediately prior to the Effective Time shall be the directors of the Surviving Entity from and after the Effective Time, each such individual to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with law, the Surviving Entity's Articles of Incorporation and its bylaws.


                                   ARTICLE II

                              Merger Consideration
                              --------------------
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     By virtue of the Merger and without any action on the part of any person, at the Effective Time:

            (a)    Homegate.
                   ---------

                   (i) Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled.

                   (ii) Homegate shall issue an aggregate of 6,386,666 shares of Common Stock to the partners of ESLP, with such shares being allocated among the partners of ESLP as follows:

                   Partner                                  Homegate Shares
                   -------                                  ---------------
            JMI/Greystar Extended Stay Partners, L.P.             2,260,200
            ESH Partners, L.P.                                    2,260,200
            Developer Extended Stay Partners, L.P.                1,073,103
            Manager Extended Stay Partners, L.P.                    466,566
            JMI/Greystar Realty Partners, L.P.                      163,298
            Crow Hotel Realty Investors, L.P.                       100,312
            Anthony W. Dona                                          46,657
            J. Ronald Terwilliger                                     8,165
            Leonard W. Wood                                           8,165

            The issuance of Homegate shares of Common Stock to the partners of ESLP shall be deemed to be pursuant to the liquidation of ESLP in accordance with Article XVII of the Limited Partnership Agreement of Extended Stay Limited Partnership (the "Partnership Agreement").

            (b)    ESLP.  ESLP shall liquidate in accordance with Article XVII
                   ----

   of the Partnership Agreement. In connection with such liquidation, the partners will receive shares of Common Stock of Homegate, as set forth in section (a) above.


                                  ARTICLE III

                         Representations and Warranties
                         ------------------------------

     3.1    Representations and Warranties of ESLP.  ESLP hereby represents and
            --------------------------------------
warrants to Homegate the following:

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         (a) (i) ESLP and VPS I, L.P. ("VPS") have been duly organized and are validly existing as limited partnerships in good standing under the laws of the State of Delaware, with full power and authority to own or lease their respective properties and conduct their respective businesses. ESLP and VPS are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification.

             (ii) VPS, Inc. (the "Company"; the Company and VPS are hereinafter collectively referred to as the "Subsidiaries") has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and conduct its business. The Company is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification.

         (b) The Greystar General Partner Representative and the Crow General Partner Representative, as each are defined in the Partnership Agreement, have each met in full their initial capital contribution obligations to ESLP and have consented to the Merger in accordance with Section 10.3 of the Partnership Agreement, and no other consents or authorizations are required to enable ESLP to fulfill its obligations hereunder. This Agreement is a duly authorized and binding obligation of ESLP, enforceable in accordance with its terms.

         (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which ESLP or any Subsidiary is a party, or of the organizational documents of ESLP or any order, rule or regulation applicable to ESLP or any Subsidiary of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction.

         (d) Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by ESLP of this Agreement and the consummation of the transactions herein contemplated has been obtained or made and is in full force and effect.

     3.2  Representations and Warranties of Homegate.  Homegate hereby
          ------------------------------------------
represents and warrants to ESLP the following:

         (a) Homegate has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and conduct its business. Homegate is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification.

        (b) This Agreement is a duly authorized and binding obligation of Homegate, enforceable in accordance with its terms.

        (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Homegate is a party, or of the organizational documents of Homegate or any order, rule or regulation applicable to Homegate of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction.

        (d) Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by Homegate of this Agreement and the consummation of the transactions herein contemplated has been obtained or made and is in full force and effect.

        (e) The outstanding shares of Common Stock of Homegate have been duly authorized and validly issued and are fully paid and non-assessable; the shares of Common Stock to be issued pursuant to this Agreement have been duly authorized and, when issued and paid for as contemplated herein, will be validly issued, fully paid and non-assessable. No preemptive rights of shareholders exist with respect to any of the shares of Common Stock or the issue and sale thereof.


                                   ARTICLE IV

                                 Miscellaneous
                                 -------------

     4.1  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

     4.2  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Delaware.

     4.3  Section Headings.  The section headings contained in this Agreement
          ----------------
are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     4.4  Termination.  This Agreement may be terminated at any time before
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completion of the filing with the Secretary of State pursuant to Section 1.3 hereof by appropriate resolution of the Board of Directors of Homegate for any reason which it deems appropriate.
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                     THE SIGNATURE PAGE IS ATTACHED HERETO.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date or dates indicated below, to be effective as of the date first set forth above.


                                HOMEGATE HOSPITALITY, INC.,
                                a Delaware corporation


                                By:
                                       Robert A. Faith
                                       President

                                Date:  October    , 1996
                                               ---


                                EXTENDED STAY LIMITED PARTNERSHIP,
                                a Delaware limited partnership

                                By:  JMI/GREYSTAR EXTENDED STAY
                                     PARTNERS, L.P., a Delaware limited
                                     partnership, a general partner



                                     By:
                                         -------------------------------
                                           Joel Kinzie Oldham, IV
                                           Vice President

                                Date:  October    , 1996
                                               ---

                                By:  ESH PARTNERS, L.P., a Texas limited
                                     partnership, a general partner



                                     By:
                                         -------------------------------
                                         Anthony W. Dona
                                         Vice President


                                Date:  October    , 1996
                                               ---